FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. SIGNS EXCLUSIVE WORLDWIDE AGREEMENT WITH
BETSEY JOHNSON LLC

New York, New York, July 9, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it has entered into an exclusive worldwide agreement with Betsey Johnson LLC of New York, NY, under which Inter Parfums will design, manufacture and sell fragrance, color cosmetics as well as other personal care products across a broad retail spectrum.  The agreement, which runs through December 31, 2015, encompasses both direct sales to global Betsey Johnson stores and e-commerce site, as well as a licensing component, enabling Inter Parfums to sell these fragrance and beauty products to specialty and department stores as well as other retail outlets worldwide.

Andy Clarke, President of Inter Parfums USA LLC - Specialty Retail Division noted, "Betsey Johnson fashion is forever feminine, sometimes whimsical but always recognizable.  We envision building an upscale fragrance and beauty enterprise around the qualities that have defined and redefined the Betsey Johnson label for over 30 years.  Our first product launch under the Betsey Johnson brand will be in August 2010 with a new take on the designer's vintage fragrance exclusively for Betsey Johnson stores and a select retailer, as well as a new fragrance collection next year."

Johnson adds, "I am so excited about making happy "trails" with Inter Parfums!  They get my vibe. Love my scent and bottle ideas; I'm going for a come hither scent. I know my girlfriends are going to enjoy this one!"

About Betsey Johnson

New York designer Betsey Johnson joined forces with Chantal Bacon in 1978 and started the Betsey Johnson label, as it is known today.  Her commitment to remain true to her one-of-a-kind vision has afforded continued success in the clothing fashion industry for over 30 years.  Starting in 2004, the Betsey Johnson label expanded as a lifestyle brand with the introduction of intimates, handbags and leather goods, footwear, watches, jewelry, eyewear, swimwear, legwear and outerwear.  Today there are over sixty-five Betsey Johnson stores worldwide as well as an established wholesale business in international markets.  For store locations or product information, please visit www.betseyjohnson.com.

About Inter Parfums

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe and Betsey Johnson brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com